Exhibit 99.1

Crescent Capital BDC, Inc. Reports First Quarter 2020 Financial Results;

Declares a Second Quarter 2020 Regular Dividend of $0.41 per Share

LOS ANGELES—May 12, 2020-Crescent Capital BDC, Inc. (“Crescent BDC” or “Company”) (NASDAQ: CCAP) today reported net investment income of $0.44 per share and a net decrease in net assets resulting from operations of $2.84 per share for the first quarter ended March 31, 2020. Reported net asset value per share was $16.52 at March 31, 2020 as compared to $19.50 at December 31, 2019.

Declaration of Regular Dividend for Second Quarter 2020

The Company announced that its Board of Directors has declared a second quarter 2020 dividend of $0.41 per share, which will be paid on or around July 15, 2020 to stockholders of record as of the close of business on June 30, 2020.

Reduced Asset Coverage

The Company’s stockholders approved the reduction of the Company’s minimum asset coverage ratio to 150% at its Annual Meeting on May 4, 2020. As a result, the minimum asset coverage ratio applicable to the Company is now 150%.

Acquisition of Alcentra Capital Corporation

On January 31, 2020, the Company completed its previously announced acquisition of Alcentra Capital Corporation (“Alcentra Capital”) (formerly NASDAQ: ABDC). With the closing of the transaction, Crescent BDC began trading on the NASDAQ under the ticker symbol “CCAP” on February 3, 2020.

Selected Financial Highlights

($ in millions, except per share amounts. Unaudited.)

	As of
	March 31, 2020	December 31, 2019	March 31, 2019
Investments, at fair value	$883.2	$726.5	$520.3
Total assets	$909.9	$747.2	$535.5
Total net assets	$465.8	$406.9	$288.6
Net asset value per share	$16.52	$19.50	$19.63
Weighted average yield on income producing debt securities (at cost)[1]	7.8%	8.2%	8.6%
Percentage of debt investments at floating rates	96.0%	97.9%	95.3%

(1)	Yield excludes investments on non-accrual status.

	Three Months Ended
	March 31, 2020		December 31, 2019
	Total Amount	Per Share	Total Amount	Per Share
Total investment income	$18.8	$0.72	$14.7	$0.72
Net investment income	$11.6	$0.44	$8.3	$0.41
Net realized gains (losses)	$(0.1)	$(0.00)	$(6.8)	$(0.33)
Net unrealized gains (losses), net of taxes	$(82.2)	$(3.14)	$7.7	$0.37
Realized loss on asset acquisition	$(3.8)	$(0.14)	n/a	n/a
Net increase (decrease) in net assets resulting from operations	$(74.5)	$(2.84)	$9.2	$0.45
Dividend distributions per share		$0.41		$0.41

Portfolio & Investment Activity

As of March 31, 2020 and December 31, 2019, the Company had investments in 127 and 98 portfolio companies, respectively, with an aggregate fair value of $883.2 million and $726.5 million, respectively. The portfolio at fair value was comprised of the following asset types:

	As of
$ in millions	March 31, 2020		December 31, 2019
Investment Type	Fair Value	Percentage	Fair Value	Percentage
Senior secured first lien	$387.2	43.8%	$351.3	48.3%
Unitranche first lien	294.2	33.3%	218.3	30.1%
Unitranche first lien—last out	14.6	1.6%	16.2	2.2%
Senior secured second lien	102.9	11.7%	58.9	8.1%
Unsecured debt	8.6	1.0%	7.4	1.0%
Equity & other	31.8	3.6%	21.4	3.0%
LLC/LP equity interests	43.9	5.0%	53.0	7.3%

Total investments	$883.2	100.0%	$726.5	100.0%

For the quarter ended March 31, 2020, excluding assets acquired in the Alcentra Capital acquisition, the Company invested $117.4 million across 7 new portfolio companies and 3 existing portfolio companies. During this period, the Company had $73.8 million in aggregate exits, sales and repayments.

For the quarter ended December 31, 2019, the Company invested $80.8 million across 7 new portfolio companies and 23 existing portfolio companies. During this period, the Company had $48.7 million in aggregate exits, sales and repayments.

Results of Operations

For the quarters ended March 31, 2020 and 2019, investment income totaled $18.8 million and $11.5 million, respectively. The increase was primarily driven by an increase in the size of the Company’s portfolio as a result of the Alcentra Capital acquisition.

For the quarters ended March 31, 2020 and 2019, total net expenses, including income and excise tax, totaled $7.3 million and $4.6 million, respectively. The increase was primarily driven by higher interest and debt financing costs resulting from an increase in the weighted average debt outstanding largely due to the Alcentra Capital acquisition from $231.7 million for the three months ended March 31, 2019 to $388.9 million for the three months ended March 31, 2020.

Liquidity and Capital Resources

As of March 31, 2020, the Company had $11.5 million in cash and cash equivalents and restricted cash and cash equivalents and $156.5 million of undrawn capacity on its revolving credit and special purpose vehicle asset facilities, subject to borrowing base and other limitations. The weighted average interest rate of debt outstanding was 4.0% for the quarter ended March 31, 2020.

On March 10, 2020, the Company and Wells Fargo Bank amended the Company’s asset backed credit facility to, among other things, (i) increase the facility size by $100.0 million to $350.0 million, and (ii) extend the final maturity date from September 28, 2023 to March 10, 2025.

The Company’s ending debt to equity leverage ratio was 0.92x as of March 31, 2020.

Conference Call

The Company will host a webcast/conference call on Wednesday, May 13, 2020 at 12:00 p.m. (Eastern Time) to discuss its quarter ended March 31, 2020 financial results. Please visit Crescent BDC’s webcast link located on the Events & Presentations page of the Investor Relations section of Crescent BDC’s website for a slide presentation that complements the earnings conference call.

All interested parties are invited to participate via telephone or the live webcast, which will be hosted on a webcast link located on the Events & Presentations page of the Investor Resources section of Crescent BDC’s website at www.crescentbdc.com. Please visit the website to test your connection before the webcast. Participants are also invited to access the conference call by dialing one of the following numbers:

Domestic: (855) 982-6679

International: (614) 999-9468

Conference ID: 4246228

All callers will need to enter the Conference ID followed by the # sign and reference “Crescent BDC” once connected with the operator. An archived replay will be available via a webcast link located on the Investor Relations section of Crescent BDC’s website.

About Crescent BDC

Crescent BDC is a business development company that seeks to maximize the total return of its stockholders in the form of current income and capital appreciation by providing capital solutions to middle market companies with sound business fundamentals and strong growth prospects. Crescent BDC utilizes the extensive experience, origination capabilities and disciplined investment process of Crescent Capital Group LP (“Crescent Capital”). Crescent BDC is externally managed by Crescent Cap Advisors, LLC, a subsidiary of Crescent Capital. Crescent BDC has elected to be regulated as a business development company under the Investment Company Act of 1940. For more information about Crescent BDC, visit www.crescentbdc.com. However, the contents of such website are not and should not be deemed to be incorporated by reference herein.

About Crescent Capital Group

Crescent Capital is a global credit investment manager with approximately $27 billion of assets under management. For over 25 years, the firm has focused on below investment grade credit through strategies that invest in marketable and privately-originated debt securities including senior bank loans, high yield bonds, as well as private senior, unitranche, and junior debt securities. Crescent Capital is headquartered in Los Angeles with offices in New York, Boston, and London and more than 180 employees globally. For more information about Crescent Capital, visit www.crescentcap.com. However, the contents of such website are not and should not be deemed to be incorporated by reference herein.

Contact:

Daniel McMahon

daniel.mcmahon@crescentcap.com

212-364-0149

Forward-Looking Statements

This press release, and other statements that Crescent BDC may make, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to Crescent BDC’s future financial or business performance, strategies or expectations. Forward-looking statements are typically identified by words or phrases such as “trend,” “potential,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve,” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” or similar expressions.

Crescent BDC cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which may change over time. Forward-looking statements speak only as of the date they are made, and Crescent BDC assumes no duty to and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

In addition to factors previously disclosed in Crescent BDC’s SEC reports and those identified elsewhere in this press release, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: (1) our future operating results; (2) our business prospects and the prospects of our portfolio companies; (3) the impact of investments that we expect to make; (4) our contractual arrangements and relationships with third parties; (5) the dependence of our future success on the general economy and its impact on the industries in which we invest; (6) the financial condition of and ability of our current and prospective portfolio companies to achieve their objectives; (7) our expected financings and investments; (8) the adequacy of our cash resources and working capital, including our ability to obtain continued financing on favorable terms; (9) the timing of cash flows, if any, from the operations of our portfolio companies; (10) the impact of increased competition; (11) the ability of our investment advisor to locate suitable investments for us and to monitor and administer our investments; (12) potential conflicts of interest in the allocation of opportunities between us and other investment funds managed by our investment advisor or its affiliates; (13) the ability of our investment advisor to attract and retain highly talented professionals; (14) changes in law and policy accompanying the new administration and uncertainty pending any such changes; (15) increased geopolitical unrest, terrorist attacks or acts of war, which may adversely affect the general economy, domestic and local financial and capital markets, or the specific industries of our portfolio companies; (16) changes and volatility in political, economic or industry conditions, the interest rate environment, foreign exchange rates or financial and capital markets; (17) the unfavorable resolution of legal proceedings; and (18) the impact of changes to tax legislation and, generally, our tax position.

Crescent BDC’s Annual Report on Form 10-K for the year ended December 31, 2019 and quarterly report on Form 10-Q for the quarter ended March 31, 2020, each filed with the SEC, identify additional factors that can affect forward-looking statements.

Other Information

The information in this press release is summary information only and should be read in conjunction with Crescent BDC’s annual report on Form 10-K for the year ended December 31, 2019, which Crescent BDC filed with the U.S. Securities and Exchange Commission (the SEC) on March 4, 2020, Crescent BDC’s quarterly report on Form 10-Q for the quarter ended March 31, 2020, which Crescent BDC filed with the SEC on May 12, 2020, as well as Crescent BDC’s other reports filed with the SEC. A copy of Crescent BDC’s annual report on Form 10-K for the year ended December 31, 2019, Crescent BDC’s quarterly report on Form 10-Q for the quarter ended March 31, 2020 and Crescent BDC’s other reports filed with the SEC can be found on Crescent BDC’s website at www.crescentbdc.com and the SEC’s website at www.sec.gov.

Crescent Capital BDC, Inc.

Consolidated Statements of Assets and Liabilities

(in thousands except share and per share data)

	As of	As of
	March 31, 2020	December 31,
	(Unaudited)	2019
Assets
Investments, at fair value
Non-controlled non-affiliated (cost of $898,233 and $675,329, respectively)	$830,024	$671,582
Non-controlled affiliated (cost of $33,363 and $19,766, respectively)	30,593	20,507
Controlled (cost of $39,000 and $34,000, respectively)	22,599	34,442
Cash and cash equivalents	3,708	4,576
Restricted cash and cash equivalents	7,820	8,851
Receivable for investments sold	6,933	160
Interest receivable	3,748	2,832
Unrealized appreciation on foreign currency forward contracts	2,882	758
Deferred tax asset	803	421
Other assets	752	3,046

Total assets	$909,862	$747,175

Liabilities
Debt (net of deferred financing costs of $4,787 and $3,431, respectively)	$422,123	$322,010
Distributions payable	11,570	8,554
Interest and other debt financing costs payable	4,260	3,545
Accrued expenses and other liabilities	3,747	3,788
Management fees payable	1,494	1,343
Deferred tax liability	807	879
Directors’ fees payable	106	74
Unrealized depreciation on foreign currency forward contracts	—	65

Total liabilities	$444,107	$340,258

Net Assets
Preferred stock, par value $0.001 per share (10,000 shares authorized, zero outstanding, respectively)	$—	$—
Common stock, par value $0.001 per share (200,000,000 shares authorized, 28,200,547 and 20,862,314 shares issued and outstanding, respectively)	28	21
Paid-in capital in excess of par value	559,239	414,293
Accumulated loss	(93,512)	(7,397)

Total Net Assets	$465,755	$406,917

Total Liabilities and Net Assets	$909,862	$747,175

Net asset value per share	$16.52	$19.50

Crescent Capital BDC, Inc.

Consolidated Statements of Operations

(in thousands except share and per share data)

(Unaudited)

	For the three	For the three
	months ended	months ended
	March 31, 2020	March 31, 2019
Investment Income:
From non-controlled non-affiliated investments:
Interest income	$16,603	$10,352
Paid-in-kind interest	549	165
Dividend income	892	423
Other income	440	244
From non-controlled affiliated investments:
Interest income	343	272
Paid-in-kind interest	4	—

Total investment income	18,831	11,456

Expenses:
Interest and other debt financing costs	4,349	2,809
Management fees	2,651	1,890
Incentive fees	1,932	1,024
Professional fees	342	192
Directors’ fees	129	73
Organization expenses	—	42
Other general and administrative expenses	726	521

Total expenses	10,129	6,551
Management fee waiver	(1,157)	(903)
Incentive fee waiver	(1,932)	(1,024)

Net expenses	7,040	4,624

Net investment income before taxes	11,791	6,832

Income and excise taxes	238	3

Net investment income	11,553	6,829

Net realized and unrealized gains (losses) on investments:
Net realized gain/(loss) on:
Non-controlled non-affiliated investments	113	(261)
Foreign currency transactions	(237)	13
Net change in unrealized appreciation (depreciation) on:
Non-controlled non-affiliated investments and foreign currency translation	(64,440)	2,460
Non-controlled affiliated investments	(3,511)	536
Controlled investments	(16,843)	(241)
Foreign currency forward contracts	2,190	(27)

Net realized and unrealized gains (losses) on investments	(82,728)	2,480

Realized loss on asset acquisition	(3,825)	—

Net realized and unrealized gains (losses) on investments and asset acquisition	(86,553)	2,480
Benefit (provision) for taxes on unrealized appreciation (depreciation) on investments	455	(449)

Net increase (decrease) in net assets resulting from operations	$(74,545)	8,860

Per Common Share Data:
Net increase (decrease) in net assets resulting from operations per share (basic and diluted):	$(2.84)	0.61
Net investment income per share (basic and diluted):	$0.44	0.47
Weighted average shares outstanding (basic and diluted):	26,212,991	14,464,405